EXHIBIT 23(A)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements Nos. 333-130487 and 333-110194 on Form S-8 and No. 333-17295 on Form S-8 and Form S-3 of our reports dated August 12, 2008, relating to the consolidated financial statements of Electro Rent Corporation, and the effectiveness of Electro Rent Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Electro Rent Corporation for the year ended May 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
August 12, 2008